Exhibit 99.3

COMPENSATION COMMITTEE
CHARTER OF

INTERCONT (CAYMAN) LIMITED

Adopted: [   ], 2024

The responsibilities and powers of the Compensation Committee of the Board of Directors (the “Board”) of Intercont (Cayman) Limited (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Compensation Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The purpose of the Compensation Committee shall be to assist the Board in determining the compensation of the Chief Executive Officer, the chairman of the Board, the Chief Financial Officer and other executive officers of the Company (collectively, the “Executives”) and make recommendations to the Board with respect to the compensation of the non-Executive officers of the Company and the independent directors.

II.	COMMITTEE MEMBERSHIP

The Compensation Committee shall consist of at least three members of the Board. Each member shall meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time. In addition, each member must qualify as a “Non-Employee Director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfy the requirements of Section 162(m) of the Internal Revenue Code for “outside directors,” and any other regulatory requirements.

The Board shall elect the members of the Compensation Committee at the first Board meeting practicable and may make changes from time to time pursuant to the provisions below. The members of the Compensation Committee shall serve until their successors are appointed and qualify. Unless a chairman of the Compensation Committee (the “Chairman”) is elected by the Board or by a majority of the members of the Compensation Committee, no chairman of the Compensation Committee shall be designated. If appointed by the Board or the members of the Compensation Committee, the Chairman shall be a member of the Compensation Committee and, if present, shall preside at each meeting of the Compensation Committee. The Chairman shall perform such duties as may from time to time be assigned to the Chairman by the Compensation Committee or the Board.

A Compensation Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified. The Board shall have the power at any time to fill vacancies in the Compensation Committee, subject to such new member(s) satisfying the above requirements.

III.	MEETINGS AND COMMITTEE ACTION

The Compensation Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than annually. Meetings of the Compensation Committee shall be called by a majority of the members of the Compensation Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Compensation Committee members shall constitute a quorum. Actions of the Compensation Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Compensation Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Compensation Committee. The Compensation Committee shall report its minutes from each meeting to the Board.

A majority of the members of the Compensation Committee may establish, consistent with the requirements of this Charter, such rules as may from time to time be necessary or appropriate for the conduct of the business of the Compensation Committee. At each meeting, a majority of the members of the Compensation Committee shall appoint as secretary a person who may, but need not, be a member of the Compensation Committee. A certificate of the secretary of the Compensation Committee or minutes of a meeting of the Compensation Committee executed by the secretary setting forth the names of the members of the Compensation Committee present at the meeting or actions taken by the Compensation Committee at the meeting shall be sufficient evidence at all times as to the members of the Compensation Committee who were present, or such actions taken.

The Compensation Committee shall have the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The Chief Executive Officer of the Company may not be present during voting or deliberations of the Compensation Committee with respect to his compensation.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Compensation Committee shall have the following authority and responsibilities:

●	At least annually review the Company’s corporate goals and objectives relevant to the Executives’ compensation; evaluate the Executives’ performance in light of such goals and objectives; and, either as a Compensation Committee or, together with the other independent directors (as directed by the Board), determine and approve the Executives’ compensation level based on this evaluation (and Chief Executive Officer may not be present during voting or deliberations on his or her compensation). In determining the long- term incentive component of the Executives’ compensation, the Compensation Committee will consider the Company’s performance, the value of similar incentive awards to the Executives at comparable companies, the awards given to the Executives in past years and any relevant legal requirements and associated guidance of the applicable law.

●	At least annually review and make recommendations to the Board with respect to director compensation to assist the Board in making the final determination as to director compensation.

●	Attempt to ensure that the Company’s compensation program is effective in attracting and retaining key employees, reinforce business strategies and objectives for enhanced shareholder value, and administer the compensation program in a fair and equitable manner consistent with established policies and guidelines.

●	Administer the Company’s incentive-compensation plans and equity-based plans, insofar as provided therein.

●	Make recommendations to the Board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans.

●	Approve any share option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the Compensation Committee or Board.

●	Approve the policy for authorizing claims for expenses from the Executives.

●	Retain or obtain the advice of a compensation consultant, legal counsel or other adviser, in the sole discretion of the Compensation Committee. The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Compensation Committee. The Company shall provide for appropriate funding, as determined by the compensation committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Compensation Committee. The Compensation Committee shall have sole authority to approve related fees and retention terms.

●	Review and approve the compensation disclosure and analysis prepared by the Company’s management, as required to be included in the Company’s proxy statement or annual report, or equivalent, filed with the SEC.

●	Review and assess the adequacy of this charter annually.